Exhibit 99.1

AT THE COMPANY
Clifford Bolen
President and Chief Executive Officer
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 21, 2007

Vita Announces New Director

Chicago, IL (August 21, 2007)—Vita Food Products, Inc. (AMEX: VSF) today announced that David Allen was elected as a member of its Board of Directors at the Company’s Board Meeting held on August 15, 2007. Mr. Allen has been named Chairman of the Company’s Audit Committee and has replaced Howard Bedford as a member of that Committee.

David Allen is a managing partner with Lake Pointe Partners, LLC and has over 30 years experience in working with underperforming companies. In the consumer products industry, specifically, he has served in both advisory and interim management roles with consumer products companies with annual revenues ranging from $450 million to $1.5 billion. Prior to joining Lake Pointe, Mr. Allen was a partner at several nationally recognized turnaround management firms. He began his career in the tax department of Arthur Andersen & Co. and served in management roles at Sara Lee Corp. Mr. Allen has been an active member of the Turnaround Management Association and a past president of the Association of Certified Turnaround Professionals, on whose board he served for several years. He has been President and a Director of the Indiana University Business School Alumni Association and has served on the Board of Directors for several privately held companies. Mr. Allen has a BS in accounting and an MBA from Indiana University.

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, barbecue sauces and other meat enhancements and salsas. The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam®, Budweiser™, Dr Pepper®, 7UP® and A&W® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth and profitability. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.